Exhibit 99.1

NEWS RELEASE — For Immediate Release

Visteon Suspends Quarterly Cash Dividend

VAN BUREN TOWNSHIP, Mich., Feb. 9, 2005 — The Board of Directors of Visteon Corporation (NYSE: VC) today announced a decision to suspend the company’s quarterly cash dividend on its common stock. The previous quarterly dividend was $0.06 per share paid in December 2004.

The Board of Directors determined that the suspension of the dividend is the prudent course of action at this time. The Board will re-evaluate the company’s dividend policy on an ongoing basis, and will set any future dividends based on an evaluation of all relevant factors.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales, and service facilities located in 25 countries.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

Contacts:
Media Inquiries	Investor Inquiries
Name: Kimberly A. Welch	Name: Derek Fiebig	Visteon Corporation
Phone: 734-710-5593	Phone: 734-710-5800	One Village Center Drive
E-mail: kwelch5@visteon.com	E-mail: dfiebig@visteon.com	Van Buren Twp., Mich., 48111